Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-219341 on Form S-3 of our report dated June 21, 2018, relating to the financial statements of Morinda Holdings, Inc. and Subsidiaries as of and for the years ended December 31, 2017 and 2016, appearing in this Current Report on Form 8-K/A of New Age Beverages Corporation.

/s/Deloitte & Touche LLP

Salt Lake City, Utah
March 1, 2019